Exhibit 23.4

Kost Forer Gabbay & Kasierer Derech Menachem Begin 144A, Tel Aviv, 6492124 Tel- 03-6232525 Fax- 03-5622555 www.ey.com/il

Consent Letter

The Board of Directors

Airobotics LTD.:

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Ondas Holdings Inc. of our report dated September 22, 2022, relating to the financial statements of Airobotics Ltd. as of December 31, 2021 and 2020 and for the years ended December 31, 2021 and 2020, included in the Current Report on Form 8-K of Ondas Holdings Inc. dated September 23, 2022.

/s/ Kost Forrer Gabbay and Kasierer

A member of Ernst & Young Global

Tel Aviv, Israel
January 23, 2023